Preliminary Pricing Supplement (To the Prospectus dated August 31, 2010, the Prospectus Supplement dated May 27, 2011 and the Index Supplement dated May 31, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and index supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion

Preliminary Pricing Supplement dated January 10, 2013

$

Annual AutoCallable Notes due January 19, 2016

Linked to the Lesser Performing Reference Asset of the Euro STOXX 50® Index and the iShares® MSCI Emerging Markets Index Fund

Global Medium-Term Notes, Series A, No. 7706

Terms used in this preliminary pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	January 11, 2013

Issue Date:	January 16, 2013

Final Valuation Date:*	January 11, 2016

Maturity Date:**	January 19, 2016

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Reference Assets:

Euro Stoxx 50® Index (the “Index”) (Bloomberg ticker symbol “SX5E <Index>”) and the iShares® MSCI Emerging Markets Index Fund (the “ETF”) (Bloomberg ticker symbol “EEM UP <Equity>”).

Each of the Index and the ETF are referred to herein as a “Reference Asset” and collectively as the “Reference Assets”.

Automatic Call:	If, on any Call Valuation Date, the Closing Value of each of the Reference Assets is equal to or greater than their respective Call Values, the Notes will be automatically called for a cash payment per $1,000 principal amount Note equal to the applicable Call Price payable on the applicable Call Settlement Date.

Call Valuation Dates:*	January 13, 2014, January 12, 2015 and the Final Valuation Date

Call Settlement Date:	The third Business Day after the applicable Call Valuation Date (provided that the final Call Settlement Date will be the Maturity Date).

Call Value:

With respect to the Index (in each case, rounded to two decimal places):

•     On the first Call Valuation Date, [—], which is equal to 100.00% of its Initial Value

•     On the second Call Valuation Date, [—], which is equal to 90.00% of its Initial Value

•     On the final Call Valuation Date, [—], which is equal to 90.00% of its Initial Value

With respect to the ETF (in each case, rounded to two decimal places):

•     On the first Call Valuation Date, $[—], which is equal to 100.00% of its Initial Value

•     On the second Call Valuation Date, [—], which is equal to 90.00% of its Initial Value

•     On the final Call Valuation Date, [—], which is equal to 90.00% of its Initial Value

Call Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus a call premium calculated as follows:

•      12.00% × $1,000, or $120.00, if the Notes are automatically called in respect of the first Call Valuation Date

•      24.00% × $1,000, or $240.00, if the Notes are automatically called in respect of the second Call Valuation Date

•      36.00% × $1,000, or $360.00, if the Notes are automatically called in respect of the final Call Valuation Date

Payment at Maturity:

If the Notes are not automatically called pursuant to the “Automatic Call” provisions, you will receive at maturity (subject to our credit risk):

(i)      if the Final Value of the Lesser Performing Reference Asset is equal to or greater than its Barrier Value, a cash payment of $1,000 per $1,000 principal amount Note; and

(ii)     if the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, a cash payment per $1,000 principal amount Note equal to (a) $1,000 plus (b) $1,000 times the Reference Asset Return of the Lesser Performing Reference Asset, calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return of the Lesser Performing Reference Asset]

You may lose some or all of your principal if you invest in the Notes. If the Notes are not automatically called and the Final Value of the Lesser Performing Reference Asset is less than its Initial Value, your Notes will be fully exposed to any decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of your principal. If the Notes are not automatically called and the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, the payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset and the performance of the other Reference Asset will not be taken into account for purposes of calculating any payment at maturity under the Notes. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this preliminary pricing supplement.

Reference Asset Return:	With respect to a Reference Asset, the performance of such Reference Asset from the Initial Value to the Final Value, calculated as follows: Final Value – Initial Value Initial Value

Initial Value:	With respect to the Index, [—], the Closing Value on the Initial Valuation Date. With respect to the ETF, [—], the Closing Value on the Initial Valuation Date

Final Value:	With respect to a Reference Asset, the Closing Value of such Reference Asset on the Final Valuation Date.

Barrier Value:	With respect to the Index, [—], which is 70.00% of the Initial Value, rounded to the nearest hundredth With respect to the ETF, [—], which is 70.00% of the Initial Value, rounded to the nearest cent

Lesser Performing Reference Asset:	The Reference Asset with the lower Reference Asset Return, as calculated in the manner set forth above.

Closing Value:

With respect to the Index, the closing level of the Index published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “SX5E <Index>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

With respect to the ETF, the closing price per share of the ETF published at the regular weekday close of trading on the relevant valuation date as displayed on Bloomberg Professional® service page “EEM UP <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the Closing Value of a Reference Asset will be based on the alternate calculation of the Reference Asset as described in “Reference Assets—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” or “Reference Asset—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds”, as applicable, in the accompanying prospectus supplement.

Index Business Day:	With respect to the Index, a day, as determined by the Calculation Agent, on which each of the relevant exchanges on which each Index component is traded is scheduled to be open for trading and trading is generally conducted on each such relevant exchange.

Trading Day:	With respect to the ETF, a day, as determined by the Calculation Agent, on which the primary exchange or market of trading for shares or other interests in the ETF or the shares of any successor fund is scheduled to be open for trading and trading is generally conducted on such market or exchange.

Reference Asset Business Day:	A day that is both (i) an Index Business Day with respect to the Index and (ii) a Trading Day with respect to the ETF and on which no Market Disruption Event occurs or is continuing with respect to either Reference Asset.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741TMT1 / US06741TMT15

*	Subject to postponement in the event of a market disruption event with respect to either Reference Asset, as described under “Selected Purchase Considerations” in this preliminary pricing supplement.
**	Subject to postponement in the event of a market disruption event with respect to either Reference Asset and as defined under “Terms of the Notes—Maturity Date” and as described under “Selected Purchase Considerations” in this preliminary pricing supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PPS-8 of this preliminary pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this preliminary pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.85%	98.15%
Total	$	$	$

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.85% of the principal amount of the notes, or $18.50 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date as described on the cover of this preliminary pricing supplement. We reserve the right to change the terms of, or reject any offer to purchase the Notes prior to their issuance. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this preliminary pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 and the index supplement dated May 31, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This preliminary pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and the index supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

•	Index Supplement dated May 31, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511154632/d424b3.htm

Our SEC file number is 1-10257. As used in this preliminary pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

PPS–2

Hypothetical Examples of Amounts Payable Upon Automatic Call or at Maturity

The following examples demonstrate the how the payment (if any) upon early redemption or maturity of the Notes will be calculated under various circumstances. The numbers set forth in the following examples have been rounded for eases of reference and do not relate to the actual Closing Value of any Reference Asset on any Call Valuation Date. We cannot predict the Closing Value of any Reference Asset on any such date. The following examples do not take into account any tax consequences of investing in the Notes.

In addition, these examples make the following key assumptions:

•	Investor purchases $1,000 principal amount of Notes on the Initial Valuation Date at the initial public offering price and holds the Notes to maturity if the Notes are not automatically called.

•	No market disruption events or events of default occur during the term of the Notes.

•	Initial Value of the Index: 2,691.45

•	Initial Value of the ETF: $44.25

•	Barrier Value of the Index: 1,884.02, or 70.00% of the assumed Initial Value set forth above (rounded to two decimal places)

•	Barrier Value of the ETF: $30.98, or 70.00% of the assumed Initial Value set forth above (rounded to two decimal places)

•	Call Values of Index 2,691.45 (with respect to the first Call Valuation Date) and 2,422.31 (with respect to the second and final Call Valuation Dates)

•	Call Value of ETF $44.25(with respect to the first Call Valuation Date) and $39.83 (with respect to the second and final Call Valuation Dates)

•

Call Price per $1,000 principal amount Note: $1,120.00 (if called on the first Call Valuation Date), $1,240.00 (if called on the second Call Valuation Date) and $1,360.00 (if called on the final Call Valuation Date)

Examples Where the Notes are Automatically Called on the First or Second Call Valuation Date

Example 1: The Notes are automatically called on the first Call Valuation Date.

	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
Index	2,826.02	N/A	N/A
ETF	$45.58	N/A	N/A

Because the Closing Value of each Reference Asset is above its respective Call Value on the first Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,120.00 calculated as follows:

$1,000 + [$1,000 × 12.00%] = $1,120.00

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Reference Asset at any time after the Call Settlement Date.

PPS–3

Example 2: The Notes are automatically called on the second Call Valuation Date.

	Closing Value on First Call Valuation Date	Closing Value on Second Call Valuation Date	Final Value
Index	2,556.88	2,879.85	N/A
ETF	$46.46	$45.14	N/A

Because the Closing Value of at least one Reference Asset is not above its respective Call Value on the first Call Valuation Date, the Notes are not automatically called in respect of the first Call Valuation Date. Because, however, the Closing Value of each Reference Asset is above its respective Call Value on the second Call Valuation Date, the Notes are automatically called and you will receive on the applicable Call Settlement Date a cash payment per $1,000 principal amount Note equal to $1,240.00 calculated as follows:

$1,000 + [$1,000 × 24.00%] = $1,240.00

The return on investment of the Notes is 24.00%.

After the Notes are redeemed, they will no longer remain outstanding and you will not receive any further payments regardless of the value of either Reference Asset at any time after the Call Settlement Date.

Examples Where the Notes Are Not Automatically Called on the First or Second Call Valuation Dates

The following table and examples are based upon the assumptions set forth above and further assume that the Notes have not been called on the first or second Call Valuation Date. These examples demonstrate hypothetical examples of amounts payable on the Notes at maturity given these assumptions.

Final Value of Index	Final Value of ETF ($)	Reference Asset Return of Index	Reference Asset Return of ETF	Reference Asset Return of Lesser Performing Reference Asset	Payment at Maturity (per $1,000 principal amount Note)
4,037.18	70.80	50.00%	60.00%	50.00%	$1,360.00
3,902.60	61.95	45.00%	40.00%	40.00%	$1,360.00
3,498.89	66.38	30.00%	50.00%	30.00%	$1,360.00
3,229.74	55.31	20.00%	25.00%	20.00%	$1,360.00
3,095.17	48.68	15.00%	10.00%	10.00%	$1,360.00
2,960.60	44.25	10.00%	0.00%	0.00%	$1,360.00
2,556.88	46.46	-5.00%	5.00%	-5.00%	$1,360.00
2,422.31	42.04	-10.00%	-5.00%	-10.00%	$1,360.00
2,960.60	35.40	10.00%	-20.00%	-20.00%	$1,000.00
2,826.02	33.19	5.00%	-25.00%	-25.00%	$1,000.00
2,556.88	30.98	-5.00%	-30.00%	-30.00%	$1,000.00
1,614.87	35.40	-40.00%	-20.00%	-40.00%	$600.00
2,826.02	22.13	5.00%	-50.00%	-50.00%	$500.00
1,076.58	30.98	-60.00%	-30.00%	-60.00%	$400.00
2,960.60	13.28	10.00%	-70.00%	-70.00%	$300.00
538.29	35.40	-80.00%	-20.00%	-80.00%	$200.00
2,153.16	35.40	-20.00%	-20.00%	-20.00%	$100.00
0.00	42.04	-100.00%	-5.00%	-100.00%	$0.00

Example 4: The Final Value of the Index is 3,095.17 and the Final Value of the ETF is 48.68. Because the Closing Value of each Reference Asset is equal to or greater than its respective Call Value on the final Call Valuation Date (the Final Valuation Date), the Notes are automatically called and you will receive on the Maturity Date a cash payment per $1,000 principal amount Note equal to $1,360.00, calculated as follows:

$1,000 + [$1,000 × 36.00%] = $1,360.00

The return on investment of the Notes is 36.00%.

PPS–4

Example 5: The Final Value of the Index is 2,960.60 and the Final Value of the ETF is $35.40. Because the Final Value of the ETF is below its Call Value of $39.83, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the ETF of -20.00% is lower than the Reference Asset Return of the Index of 10.00%, the ETF is the Lesser Performance Reference Asset.

Because the Final Value of the ETF of $35.40 is not less than its Barrier Value of $30.98, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note.

The return on investment of the Notes is 0.00%.

Example 6: The Final Value of the Index is 2,826.02 and the Final Value of the ETF is $22.13. Because the Final Values of the ETF is less than its Call Value, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the ETF of -50.00% is lower than the Reference Asset Return of the Index of 5.00%, the ETF is the Lesser Performance Reference Asset.

Because the Final Value of the ETF of $22.13 is less than its Barrier Value of $30.98, you will receive a payment at maturity of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 × -50.00%] = $500.00

The return on investment of the Notes is- 50.00%.

Example 7: The Final Value of the Index is 1,614.87 and the Final Value of the ETF is $35.40. Because the Final Values of both Reference Assets are less than their respective Call Values, the Notes are not automatically called on the final Call Valuation Date. Because the Reference Asset Return of the Index of -40.00% is lower than the Reference Asset Return of the ETF of -20.00%, the Index is the Lesser Performance Reference Asset.

Because the Final Value of the Index of 1,614.87 is less than its Barrier Value of 1,884.02, you will receive a payment at maturity of $600.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of Lesser Performing Reference Asset]

$1,000 + [$1,000 × –40.00%] = $600.00

The return on investment of the Notes is - 40.00%.

Examples 6 and 7 above demonstrate that if the Notes are not automatically called and if the Final Value of the Lesser Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset and you will lose some or all of your principal. Example 6 demonstrates that the Notes will be fully exposed to the negative performance of the Lesser Performing Reference Asset if its Final Value is less than its Barrier Value, even if the Reference Asset Return of the other Reference Asset is positive. Example 7 further demonstrates that if the Final Value of both Reference Assets are below their Barrier Values, your payment at maturity will be based solely on the Reference Asset Return of the Lesser Performing Reference Asset, and your loss will not be mitigated in any way by virtue of the fact that the Reference Asset Return of the other Reference Asset was higher than that of the Lesser Performing Reference Asset.

If the Notes are not called in respect of the first or second Call Valuation Date, you may lose up to 100% of your investment in the Notes.

PPS–5

Selected Purchase Considerations

•

Market Disruption Events—The Call Valuation Dates, any Call Settlement Dates and the Maturity Date are subject to adjustment in the event of a Market Disruption Event with respect to either Reference Asset. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on the relevant Call Valuation Date, the relevant Call Valuation Date will be postponed. If such postponement occurs, the Closing Values of the Reference Assets for the relevant Call Valuation Date will be determined using the Closing Values of the Reference Assets on the first following Reference Asset Business Day on which no Market Disruption Event occurs or is continuing in respect of either Reference Asset. In no event, however, will the relevant Call Valuation Date be postponed by more than five days that would have been Reference Asset Business Days but for the occurrence of a Market Disruption Event. If the Calculation Agent determines that a Market Disruption Event occurs or is continuing in respect of either Reference Asset on such fifth day, the Calculation Agent will determine the Closing Value of either Reference Asset unaffected by such Market Disruption Event using the Closing Value of such Reference Asset on such fifth day, and will make an estimate of the Closing Value of either Reference Asset affected by such Market Disruption Event that would have prevailed on such fifth day in the absence of such Market Disruption Event. In the event that a Call Valuation Date (including the Final Valuation Date) is postponed, the related Call Settlement Date (or Maturity Date, as applicable) will be the third Business Day following the Call Valuation Date, as postponed.

•

For a description of what constitutes a Market Disruption Event with respect to the Index, see “Reference Assets—Indices—Market Disruption Events for Securities with the Reference Asset Comprised of an Index or Indices of Equity Securities” in the accompanying prospectus supplement; and

•

For a description of what constitutes a Market Disruption Event with respect to the ETF, see “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with the Reference Asset Comprised of Shares or Other Interests in an Exchange-Traded Fund or Exchange-Traded Funds Comprised of Equity Securities” in the accompanying prospectus supplement.

•	Adjustments to the Reference Assets—The payment you will receive on any Call Settlement Date or at maturity may subject to adjustment in certain circumstances.

•

For a description of further adjustments that may affect the Index, see “Reference Assets—Indices—Adjustments Relating to Securities with the Reference Asset Comprised of an Index or Indices” in the accompanying prospectus supplement; and

•

For a description of further adjustments that may affect the ETF, see “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

If on or prior to the Final Valuation Date, the shares or other interests in the ETF (or any successor fund) are de-listed or the ETF (or any successor fund) is liquidated or otherwise terminated and the Calculation Agent determines that no successor fund is available, then Calculation Agent may, in its sole discretion, elect to make an adjustment to the Initial Value or the Closing Value of the ETF on any date, or any other terms of the Notes as the Calculation Agent, in its sole discretion, determines appropriate to account for the de-listing, liquidation or termination, as applicable, would have had if the Notes represented an actual interest in the ETF equivalent to the notional interest of the Notes in the ETF.

If the Calculation Agent elects not to make an adjustment as described in the preceding paragraph or determines that no adjustment that it could make will produce a commercially reasonable result, then the Calculation Agent shall cause the Maturity Date to be accelerated to the fourth business day following the date of that determination and the payment at maturity that you will receive on the Notes will be calculated as though the date of early repayment were the stated Maturity Date of the Notes and as though the Final Valuation Date were the date of de-listing, liquidation or termination, as applicable (or, if such day is not a Reference Asset Business Day, the immediately preceding day that is a Reference Asset Business Day).

As used above, the terms “successor fund” has the meanings set forth under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with the Reference Asset Comprised of an Exchange-Traded Fund or Exchange-Traded Funds” in the accompanying prospectus supplement.

•

Exposure to the European Equities of the Index and Exposure to the Emerging Markets Securities Comprising the ETF—The “automatic call” feature and any return on the Notes is linked to the performance of the Index and the ETF. The Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as represented by the MSCI Emerging Markets Index (the “ETF Underlying Index”).

PPS–6

For additional information about the Index, the ETF and the ETF Underlying Index, please see “Description of the Reference Assets” in this preliminary pricing supplement.

•

Material U.S Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes).

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described below. This opinion assumes that the description of the terms of the Notes in this preliminary pricing supplement is materially correct.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to characterize your Notes as a pre-paid cash-settled executory contract with respect to the Reference Assets. Subject to the discussion of Section 1260 below, if your Notes are so treated, you should generally recognize capital gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference between the amount you receive at such time and the amount you paid for your Notes. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year, and otherwise should generally be short-term capital gain or loss. Short-term capital gains are generally subject to tax at the marginal tax rates applicable to ordinary income.

Although not entirely clear, it is possible that the purchase and ownership of the Notes could be treated as a “constructive ownership transaction” with respect to the ETF that is subject to the rules of Section 1260 of the Internal Revenue Code. Because the Notes have a return profile that differs substantially from the return profile of the ETF, we believe that Section 1260 should not apply at all to your Notes. If your Notes were subject to the constructive ownership rules, however, any long-term capital gain that you realize upon the sale, redemption or maturity of your Notes that is attributable to the ETF would be recharacterized as ordinary income (and you would be subject to an interest charge on deferred tax liability with respect to such ordinary income) to the extent that such long-term capital gain exceeds the amount of long-term capital gain that you would have realized had you purchased the actual number of shares of the ETF referenced by your Notes on the date that you purchased your Notes and sold those shares on the date of the sale, redemption or maturity of the Notes. Because application of the constructive ownership rules to your Notes is unclear, you are strongly urged to consult your tax advisor with respect to the possible application of the constructive ownership rules to your investment in the Notes.

As discussed further in the accompanying prospectus supplement, the Treasury Department and the Internal Revenue Service are actively considering various alternative treatments that may apply to instruments such as the Notes, possibly with retroactive effect. Other alternative treatments for your Notes may also be possible under current law. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you would be required to accrue interest income over the term of your Notes and you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss.

In addition, it is possible that your Notes could be treated as an investment unit consisting of (i) a debt instrument that is issued to you by us and (ii) a put option in respect of the Reference Assets that is issued by you to us. You should consult your tax advisor as to the possible consequences of this alternative treatment.

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Forward Contracts or Executory Contracts” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this preliminary pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file

PPS–7

an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions as well as any of the following (which may include your Notes), but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. The Treasury Department has issued proposed regulations under Section 871(m) of the Internal Revenue Code which could ultimately require us to treat all or a portion of any payment in respect of your Notes as a “dividend equivalent” payment that is subject to withholding tax at a rate of 30% (or a lower rate under an applicable treaty). You could also be required to make certain certifications in order to avoid or minimize such withholding obligations, and you could be subject to withholding (subject to your potential right to claim a refund from the Internal Revenue Service) if such certifications were not received or were not satisfactory. You should consult your tax advisor concerning the potential application of these regulations to payments you receive with respect to the Notes when these regulations are finalized.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Index. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”;

•	“Risk Factors—Additional Risks Relating to Securities Which We May Call or Redeem (Automatically or Otherwise);

•	“Risk Factors—Additional Risks Relating to Notes Which Pay No Interest”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Value”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss; You May Lose Up to 100% of the Principal Amount of Your Notes—If the Notes are not called pursuant to the “Automatic Call” provisions and the Final Value of the Lesser Performing Reference Asset is less its Barrier Value, your investment will be fully exposed to the decline in the performance of the Lesser Performing Reference Asset and you will lose some or all of the principal amount of your Notes.

•

Your Gain, if Any, on the Notes is limited to the Applicable Call Premium—If the Notes are automatically called pursuant to the “Automatic Call” provisions in respect of a Call Valuation Date, you will receive on the applicable Call Settlement Date a payment per $1,000 principal amount equal to the applicable Call Price, as described above in this preliminary pricing supplement. You will not participate in any appreciation of either Reference Asset above the percentage represented by the applicable call premium.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this preliminary pricing supplement, the Notes will be automatically called if the Closing Value of each Reference Asset on a Call Valuation Date is equal to or greater than its Initial Value. In such an event, you may not be able to reinvest any amounts received on the Call Settlement Date in a comparable investment with similar risk and yield. No more interest or call premium will accrue or be payable after the relevant Call Settlement Date. The “automatic call” feature may also adversely impact your ability to sell your Notes and the price at which they may be sold. It may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

Whether or Not the Notes Will be Automatically Called Prior to Will Not be Based on the Price or Level of either Reference Asset at Any Time Other than the Closing Values of the Reference Assets on the applicable Call Valuation Date—Whether or not the Notes are automatically called pursuant to the “Automatic Call” provisions will be based solely on the Closing Values of the Reference Assets on the Call Valuation Dates. Accordingly, if the price or level, as applicable, of either or both Reference Assets dropped on any Call Valuation Date such that the Closing Value of such Reference Asset was fell below the applicable Call Value, your Notes will not be called on the relevant Call Valuation Date.

PPS–8

•

If Your Notes Are Not Called Pursuant to the “Automatic Call” Provisions, the Payment at Maturity on Your Notes will be Based Solely on the Reference Asset Return of the Lesser Performing Reference Asset, Which Will Be Based Solely on the Closing Value of the Lesser Performing Reference Asset on the Final Valuation Date—If the Notes are not automatically called, the determination of the Reference Asset Return of the Lesser Performing Reference Asset and, therefore, the payment at maturity will not be made based on any value of the Reference Assets other than the Final Values of the Lesser Performing Reference Asset. Therefore, if the Notes are not automatically called and if the price or level, as applicable, of the Lesser Performing Reference Asset drops precipitously on the Final Valuation Date to a level or price, as the case may be, the payment at maturity, if any, that you will receive for your Notes will be significantly less than it would otherwise have been had such payment been linked to the values of the Reference Assets prior to such drop.

If the price or level, as applicable, of the Lesser Performing Reference Asset falls on the Final Valuation Date such that its Final Value is below its Barrier Value, your Notes will be fully exposed to the decline of the Lesser Performing Reference Asset from its Initial Value to its Final Value and you will lose some or all of the principal amount of your Notes, regardless of the price or level of either Reference Asset at any other time during the term of the Notes.

•

Non-U.S. Securities Markets Risks—The stocks included in both the Index and the ETF Underlying Index are issued by foreign companies in foreign securities markets. These stocks may be more volatile and may be subject to different political, market, economic, exchange rate, regulatory and other risks which may have a negative impact on the performance of the financial products linked to the Index, the ETF or the ETF Underlying Index, which may have an adverse effect on the Notes. Also, the public availability of information concerning the issuers of stocks included in the Index and the ETF Underlying Index will vary depending on their home jurisdiction and the reporting requirements imposed by their respective regulators. In addition, the issuers of the stocks included in the Index and the ETF Underlying Index may be subject to accounting, auditing and financial reporting standards and requirement that differ from those applicable to United States reporting companies.

•

Risks associated with Emerging Markets—Because the ETF invests in securities of companies located in emerging markets, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid institutional change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

•

No Direct Exposure to Fluctuations in Foreign Exchange Rates—The value of the Notes will not be adjusted for exchange rate fluctuations between the U.S. dollar and the currencies in which the component stocks of either the Index or the ETF Underlying Index are denominated, although any currency fluctuations could affect the performance of the stocks comprising the Index or the ETF Underlying Index. Therefore, if the applicable currencies appreciate or depreciate relative to the U.S. dollar over the term of the Notes, you will not receive any additional payment or incur any reduction in your payment at maturity.

•

Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes—The performance of the ETF does not fully replicate the performance of the ETF Underlying Index, and the ETF may hold securities not included in the ETF Underlying Index. The value of the ETF to which your Notes is linked is subject to:

•

The ETF may underperform the ETF Underlying Index. The performance of the ETF may not replicate the performance of, and may underperform, the ETF Underlying Index. Unlike the ETF Underlying Index, the ETF will reflect transaction costs and fees that will reduce its relative performance. Moreover, it is also possible that the ETF may not fully replicate or may, in certain circumstances, diverge significantly from the performance of the ETF Underlying Index; for example, due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the ETF, differences in trading hours between the ETF and the ETF Underlying Index or due to other circumstances. Because the return on your Notes is linked to the performance of ETF and not the ETF Underlying Index, the return on your securities may be less than that of an alternative investment linked directly to the ETF Underlying Index.

•	Management risk. This is the risk that the investment strategy for the ETF, the implementation of which is subject to a number of constraints, may not produce the intended results.

•

Derivatives risk. The ETF may invest in stock index futures contracts and other derivatives. A derivative is a financial contract, the value of which depends on, or is derived from, the value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus the ETF’s losses, and, as a consequence, the losses of your Notes, may be greater than if the ETF invested only in conventional securities.

•

No Interest or Dividend Payments or Voting Rights—As a holder of the Notes, you will not receive interest payments, and you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of securities comprising the Index or that holders of the ETF would have.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not

PPS–9

provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this preliminary pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes and whether all or part of the gain you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income over the term of an instrument such as the Notes even though you will not receive any payments with respect to the Notes until redemption or maturity. The outcome of this process is uncertain. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the level of the Index on any day, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Index;

•	the time to maturity of the Notes;

•	the market price and dividend rate on the common stocks underlying the Index;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

PPS–10

Description of the Reference Assets

Description of the Index

The Index is composed of 50 European blue-chip companies from within the Eurozone portion of the STOXX 600 Supersector indices. For more information about the Index, please see “Non Proprietary Indices—Equity Indices—EURO STOXX 50® Index” in the accompanying index supplement.

Description of the ETF

General

We have derived all information contained in this pricing supplement regarding the ETF, including, without limitation, its make-up, method of calculation and changes in its components, from the ETF’s prospectus dated January 1, 2013 and other publicly available information. We have not independently verified such information. Such information reflects the policies of, and is subject to change by, iShares®, Inc., BlackRock Institutional Trust Company, N.A. (“BTC”) and BlackRock Fund Advisors (“BFA”). The ETF is an investment portfolio maintained and managed by iShares®, Inc. BFA is currently the investment adviser to the ETF. The ETF is an exchange-traded fund that trades on the NYSE Arca, Inc. under the ticker symbol “EEM.”

iShares®, Inc. is a registered investment company that consists of numerous separate investment portfolios, including the ETF. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. For additional information regarding iShares®, Inc., BFA and the ETF, please see the ETF’s prospectus. In addition, information about iShares® and the ETF may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents and the iShares® website at www.ishares.com. We have not undertaken any independent review or due diligence of the SEC filings related to the ETF, any information contained on the iShares® website, or of any other publicly available information about the ETF. Information contained on the iShares® website is not incorporated by reference in, and should not be considered a part of, this pricing supplement.

Investment Objective and Strategy

The ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of publicly traded securities in emerging markets, as measured by the ETF Underlying Index. The ETF holds equity securities traded primarily in the global emerging markets. The ETF Underlying Index was developed by MSCI Inc. (“MSCI”) as an equity benchmark for international stock performance, and is designed to measure equity market performance in the global emerging markets. For more information about the MSCI Indices, generally, and the ETF Underlying Index, specifically, please see “Non-Proprietary Indices—Equity Indices—MSCI Indices” in the accompanying index supplement.

As of September 30, 2012, the ETF holdings by country consisted of the following 23 countries: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Hong Kong, Hungary, India, Indonesia, Luxembourg, Malaysia, Mexico, Peru, Philippines, Poland, Russian Federation, South Africa, South Korea, Taiwan, Thailand, Turkey and the United States. As of January 8, 2013, the ETF’s three largest holdings by country were China (17.92%), South Korea (15.06%) and Brazil (12.60%) and its three largest holdings by sector were financials (26.43%), information technology (13.50%) and energy (12.43%).

The ETF uses a representative sampling indexing strategy (as described below under “Representative Sampling”) to try to track the ETF Underlying Index. The ETF generally invests at least 90% of its assets in securities of the ETF Underlying Index and depository receipts representing securities in the ETF Underlying Index. In addition, the ETF may invest up to 10% of its assets in other securities, including securities not in the ETF Underlying Index, but which BFA believes will help the ETF track the ETF Underlying Index, futures contracts, options on futures contracts, other types of options and swaps related to the ETF Underlying Index, as well as cash and cash equivalents, including shares of money market funds affiliated with BFA or its affiliates.

Representative Sampling

The ETF pursues a “representative sampling” indexing strategy in attempting to track the performance of the ETF Underlying Index, and generally does not hold all of the equity securities included in the ETF Underlying Index. The ETF invests in a representative sample of securities that collectively has an investment profile similar to the ETF Underlying Index. Securities selected are expected to have, in the aggregate, investment characteristics (based on factors such as market capitalization and industry weightings), fundamental characteristics (such as return variability and yield) and liquidity measures similar to those of the ETF Underlying Index.

PPS–11

Correlation

The ETF Underlying Index is a theoretical financial calculation, while the ETF is an actual investment portfolio. The performance of the ETF and the ETF Underlying Index will vary due to transaction costs, foreign currency valuation, asset valuations, corporate actions (such as mergers and spin-offs), timing variances, and differences between the ETF’s portfolio and the ETF Underlying Index resulting from legal restrictions (such as diversification requirements) that apply to the ETF but not to the ETF Underlying Index or the use of representative sampling. A figure of 100% would indicate perfect correlation. “Tracking error” is the difference between the performance (return) of the ETF’s portfolio and the ETF Underlying Index. BFA expects that, over time, the ETF’s tracking error will not exceed 5%. The ETF, using a representative sampling indexing strategy, can be expected to have a greater tracking error than a fund using a replication indexing strategy. Replication is an indexing strategy in which a fund invests in substantially all of the securities in its underlying index in approximately the same proportions as in the ETF Underlying Index.

Industry Concentration Policy

The ETF will concentrate its investments (i.e., hold 25% or more of its total assets) in a particular industry or group of industries to approximately the same extent that the ETF Underlying Index is concentrated. For purposes of this limitation, securities of the U.S. government (including its agencies and instrumentalities) and repurchase agreements collateralized by U.S. government securities are not considered to be issued by members of any industry.

Disclaimer

iShares® is a registered mark of BlackRock Institutional Trust Company, N.A. (“BITCNA”). BITCNA has licensed certain trademarks and trade names of BITCNA to Barclays Bank PLC. The Notes are not sponsored, endorsed, sold or promoted by BITCNA. BITCNA makes no representations or warranties to the owners of the Notes or any member of the public regarding the advisability of investing in the Notes. BITCNA has no obligation or liability in connection with the operation, marking, trading or sale of the Notes

PPS–12

Historical Information Regarding the Index

The following graph sets forth the historical performance of the Index based on the daily Closing Values from January 1, 2008 through January 8, 2013. The Closing Value of the Index on January 8, 2013 was 2,691.45.

We obtained the Closing Values below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P. The historical levels of the Index should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the Index on any Call Valuation Date. We cannot give you assurance that the performance of the Index will result in the return of any of your initial investment.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS.

PPS–13

Historical Information Regarding the ETF

We obtained the historical trading price information in the chart and the graph below from Bloomberg, L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg, L.P.

The historical prices of the ETF should not be taken as an indication of future performance, and no assurance can be given as to the Closing Value of the ETF on any Call Valuation Date. We cannot give you assurance that the performance of the ETF will result in the return of any of your initial investment.

The following table sets forth the high and low closing prices of the ETF, as well as end-of-quarter closing prices, during the periods indicated below.

Quarter / Period Ending	Quarterly High ($)	Quarterly Low ($)	Quarterly Close ($)
March 31, 2008	50.37	42.17	44.79
June 30, 2008	51.70	44.43	45.19
September 30, 2008	44.43	31.33	34.53
December 31, 2008	33.90	18.22	24.97
March 31, 2009	27.09	19.94	24.81
June 30, 2009	34.64	25.65	32.23
September 30, 2009	39.29	30.75	38.91
December 31, 2009	42.07	37.56	41.50
March 31, 2010	43.22	36.83	42.12
June 30, 2010	43.98	36.16	37.32
September 30, 2010	44.77	37.59	44.77
December 31, 2010	48.58	44.77	47.62
March 31, 2011	48.69	44.63	48.69
June 30, 2011	50.21	45.50	47.60
September 30, 2011	48.46	39.04	39.04
December 31, 2011	42.80	34.36	37.94
March 31, 2012	44.76	38.23	42.94
June 30, 2012	43.54	36.68	39.19
September 30, 2012	42.37	37.42	41.32
December 31, 2012	44.35	40.14	44.35
January 8, 2013*	45.20	44.27	44.27

*	High, low and closing prices are for the period from January 1, 2013 through January 8, 2013.

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

The following graph sets forth the historical performance of the ETF based on daily Closing Values from January 1, 2008 through January 8, 2013. The Closing Value the ETF on January 8, 2013 was $44.27.

PPS–14

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of the related pricing supplement, the document that will be filed pursuant to Rule 424(b) containing the final pricing terms of the Notes. The Agent will commit to take and pay for all of the Notes, if any are taken.

PPS–15